Exhibit 10.20

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Non-Competition and Non-Solicitation Agreement (this “Agreement”) is entered into as of May 9, 2016, by and among Global Eagle Entertainment Inc., a Delaware corporation (“Buyer”), and EMC Intermediate LLC, a Delaware limited liability company (the “Company”), on the one hand, and Abel Avellan (the “Restricted Party”), on the other hand. Buyer, the Company and the Restricted Party are referred to collectively herein as the “Parties” and individually as a “Party.”
A.    Pursuant to the terms and conditions set forth in that certain Interest Purchase Agreement, dated May 9, 2016 (the “Purchase Agreement”), by and between Buyer and EMC Acquisition Holdings, LLC, a Delaware limited liability company (“Seller”), Buyer is purchasing from Seller all of the equity interests in the Company, and in consideration therewith, Buyer is paying to Seller the purchase price described in the Purchase Agreement on the terms and subject to the conditions set forth therein.
B.    As a condition to the obligation of Buyer to consummate the transactions to be performed by Buyer in connection with the closing of the transactions contemplated by the Purchase Agreement, Buyer requires the Restricted Party to enter into this Agreement, and in order to induce Buyer to consummate the transactions to be performed by Buyer in connection with the closing of the transactions contemplated by the Purchase Agreement, the Restricted Party has agreed to the covenants set forth in this Agreement.
C.    The Restricted Party’s entry into this Agreement is an essential part of the transactions contemplated by the Purchase Agreement, and this Agreement is necessary for the protection of Buyer’s acquisition of the Business. The Restricted Party (i) is an equity owner, directly or indirectly, of the Company and an executive employee of the Company, (ii) will derive, directly or indirectly, substantial benefits as a result of the consummation of the transactions contemplated by the Purchase Agreement, and (iii) has confidential and proprietary information relating to the Business and (iv) is integral to the operation of the Business to be acquired by Buyer pursuant to the Purchase Agreement.
D.    Each capitalized term used and not otherwise defined herein shall have the meaning assigned to such term in the Purchase Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and for other good and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1.Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:
(a)    "Affiliates" means, with respect to the Person to which it refers, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person. For purposes of this definition, the term "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through the ownership of voting securities, by contract or otherwise.
(b)     “Affiliated Companies” means, collectively, the Company, Buyer and all of their respective direct and indirect Affiliates and Subsidiaries, including any successors in interest to any such Affiliates and Subsidiaries.
(c)    “Business” means the business of (i) providing internet connectivity to ships, cruise lines, yachts and related maritime users, (ii) providing internet connectivity to communications users and (iii) providing any other products or services that the Company or any of its Subsidiaries provide at any time during the twelve (12) months prior to the Effective Date.
(d)    “Restricted Activities” means the Business and any business that competes with the Business.
(e)    “Restricted Area” means any geographic area in which any of the Affiliated Companies actively conducts the Business as of the Effective Date.
(f)    “Restricted Party Group” means, collectively, the Restricted Party and its Affiliates.
(g)    “Restricted Period” means the period commencing on the Effective Date and expiring on the third (3rd) anniversary of the Effective Date.
2.    Effective Date. This Agreement shall commence on the date hereof immediately upon (and only upon) the Closing (the “Effective Date”). This Agreement shall be null and void and of no effect if the Purchase Agreement is terminated at any time prior to the Closing.
3.    Restrictive Covenants. The Restricted Party acknowledges that (i) the Restricted Party has access to trade secrets of and confidential information concerning the Business; (ii) the Business includes the Restricted Area; (iii) Buyer would not have entered into the Purchase Agreement but for the agreements and covenants contained herein; and (iv) the agreements and covenants contained herein are essential to protect the Business, goodwill, trade secrets and confidential information related to the Business. The Restricted Party covenants and agrees that:
(a)    Non-Competition. During the Restricted Period, the Restricted Party, on behalf of the Restricted Party and the other members of the Restricted Party Group, shall not, and shall cause each of the other members of the Restricted Party Group not to, directly or indirectly, in any manner (whether on its, his or her own account, or as an owner, operator, manager, consultant, officer, director, employee, investor, agent or otherwise), (i) engage in the Restricted Activities in the Restricted Area or (ii) be employed by, invest in, have any ownership interest in, participate in (whether as an owner, operator, manager, consultant, officer, director, employee, investor, agent, representative or otherwise), act as lender to, render services to (as an employee, director, officer, member, principal, licensor, trustee, broker, agent, shareholder, partner, equityholder or in any other capacity), operate, assist, represent, advise or otherwise provide support to, any Person that engages in or plans to engage in the Restricted Activity in the Restricted Area; provided, however, that the Restricted Party shall not be deemed in violation of this non-competition covenant by passive ownership in Trio Connect, LLC provided that the Restricted Party is not involved in management or day to day operations of Trio Connect, LLC and provided further that Trio Connect LLC is not conducting any business other than providing triple play services to land-based individuals. Notwithstanding the foregoing, the Restricted Party, and the other members of the Restricted Party Group, may, directly or indirectly, (i) own, solely as an investment, securities of any Person traded on any national securities exchange if neither the Restricted Party nor any other member of the Restricted Party Group is a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own two percent (2%) or more of any outstanding class of securities of such Person, or (ii) invest as a limited partner in any private equity or venture backed fund other than a fund with a focus of satellite communication platforms, provided that such investment does not exceed two percent (2%) ownership of such fund.
(b)    Non-Solicitation. During the Restricted Period, the Restricted Party, on behalf of the Restricted Party and the other members of the Restricted Party Group, shall not, and shall cause each of the other members of the Restricted Party Group not to, directly or indirectly, in any manner (whether on its, his or her own account, or as an owner, operator, manager, consultant, officer, director, employee, investor, agent or otherwise), (i) cause, induce, call upon, solicit, request, advise or encourage any actual or prospective consultant, licensor, supplier or vendor of the Business or any other Person who has any business relationship with the Business or any Affiliated Company to terminate, modify or otherwise curtail or impair any such actual or prospective relationship with the Business, (ii) cause, induce, call upon, solicit, request, advise, encourage or provide services to any actual or prospective customer of the Business or any Affiliated Company with the intent of selling or attempting to sell any products or services similar to those offered by the Business, (iii) cause, induce, call upon, solicit, request, advise, recruit, encourage any Person currently, or formerly within the last twelve (12) months, employed by, or providing consulting services, to any Affiliated Company (each, an “Employee”) to leave the employment or engagement of any Affiliated Company, (iv) hire, employ or otherwise engage, or enter into any business relationship with, any Employee who has left the employment or engagement of any of the Affiliates Companies or (v) otherwise in any way interfere with, influence or alter any Affiliated Company’s relationship with any actual Employee or consultant or actual or prospective customer, sales representative, broker, licensor, supplier, vendor or other business relation of the Business or any Affiliated Company, employed by, engaged with or in a business relationship with the Company as of the Effective Date or at any time during the Restricted Party’s employment with any of the Affiliated Companies, including by making any negative or disparaging statements or communications regarding any Affiliated Company or any of its respective operations, officers, directors, managers or investors.
(c)    Confidentiality. The Restricted Party, on behalf of the Restricted Party and the other members of the Restricted Party Group, shall not, and shall cause each of the other members of the Restricted Party Group and his or hers and their respective representatives not to, directly or indirectly, disclose, reveal, release, divulge or communicate to any Person other than authorized representatives of the Affiliated Companies or use or otherwise exploit for the benefit of the Restricted Party or any other Person (other than any of the Affiliated Companies) any and all information and data in whatever form, tangible or intangible, whether written or oral, that concerns or relates to in any way to the Business of the Affiliated Companies, including all confidential and proprietary information, research, designs, customer lists, details of customer, vendor or supplier contracts, pricing policies, operational methods, marketing plans or strategies, customer profiles, materials prepared for customers, financial information, product development techniques or plans, business acquisition plans, personnel information and other business affairs relating to the Business (collectively, the “Confidential Information”); provided, however, that, notwithstanding the foregoing, it is acknowledged and agreed that the Restricted Party may disclose Confidential Information to any Governmental Body, but only to the extent required by applicable Law, provided that in such event the Restricted Party shall provide as much prior notice as possible of such disclosure to Buyer and the Company, exercise all commercially reasonable efforts to preserve the confidentiality of the Confidential Information, including reasonably cooperating with Buyer and the Company (at Buyer’s sole expense) to obtain an appropriate order or other reliable assurance that confidential treatment shall be accorded such information or data by such Governmental Body and shall disclose only that portion of the Confidential Information which the Restricted Party is legally required to disclose. Notwithstanding the foregoing, the confidentiality provisions of this Section 3(c) shall not apply to any Confidential Information which has been, is, or will be generally available to the public other than as a result of a disclosure in violation of this Agreement, of the Purchase Agreement or of any other Non-Competition and Non-Solicitation Agreement entered into by the other Restricted Parties in connection with the Closing.
4.    Rights and Remedies Upon Breach.
(a)    Equitable Remedies. The Parties hereby agree that, in the event of breach of this Agreement by any member of the Restricted Party Group (including the Restricted Party), including any of the provisions of Section 3 (collectively, the “Restrictive Covenants”), damages would be difficult, if not impossible, to ascertain, that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to and without limiting any other remedy or right it may have, each of Buyer and the Company shall be entitled to an injunction or other equitable relief in any court of competent jurisdiction, without any necessity of proving damages or any requirement for the posting of a bond or other security, enjoining any such breach, and enforcing specifically the terms and provisions. The Restricted Party on behalf of the Restricted Party and the other members of the Restricted Party Group, hereby waives any and all defenses any member of the Restricted Party Group may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The Restricted Period under Sections 3(a) and 3(b) shall be extended by the number of days in which the member of the Restricted Party Group is in violation or breach of this Agreement. The covenants in this Agreement are independent, and the existence of any claim or cause of action of any member of the Restricted Party Group against Buyer or the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of this Agreement by Buyer and the Company.
(b)    Accounting. Buyer and the Company shall be entitled to seek to require the Restricted Party to account for and pay over to Buyer and the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by any member of the Restricted Party Group as the result of any transactions, events, circumstances or occurrences constituting a violation or breach of or failure to perform obligations under this Agreement by any member of the Restricted Party Group, including any of the Restrictive Covenants.

(c)    Remedies Cumulative. All rights and remedies of Buyer and the Company under this Agreement shall be cumulative and in addition to, and not in lieu of, any other rights and remedies available to Buyer and the Company under Law or in equity.
5.    Other Obligations. The terms of this Agreement supplement and do not replace any other agreements to which any member of the Restricted Party Group may be a party or other obligations any member of the Restricted Party Group may have under laws regarding confidentiality, non-disclosure, assignment of inventions, or the protection of intellectual property, including any employment agreement, consulting agreement or offer letter between any member of the Restricted Party Group and any of the Affiliated Companies or any agreement between any member of the Restricted Party Group and any of the Affiliated Companies.
6.    Warranty and Freedom to Contract. The Restricted Party represents and warrants to Buyer and the Company that (a) none of the Restricted Party or any other member of the Restricted Party Group is under legal disability and (b) there are no restrictions, agreements or understandings, oral or written, to which the Restricted Party or any other member of the Restricted Party Group is a party or by which the Restricted Party or any other member of the Restricted Party Group is bound, in either case, that prevents or makes unlawful the Restricted Party’s execution and delivery of this Agreement or performance of the terms and conditions of this Agreement to their fullest extent.
7.    Terms of this Agreement; Right to Separate Counsel. The Restricted Party represents and warrants to Buyer and the Company that (a) the Restricted Party has carefully read all of the terms and conditions hereof and agrees they are necessary for the reasonable and proper protection of Buyer’s investment in the Business and the Business, (b) Buyer was materially induced to enter into the Purchase Agreement by the Restricted Party’s representation that the Restricted Party will abide by and be bound by each of the covenants and restraints contained herein, and (c) each and every covenant, restraint, limitation or other provision in this Agreement is reasonable in all respects, including the time period, geographic scope, subject matters and legal remedies of Buyer and the Company pertaining thereto. Without limiting the foregoing, the Restricted Party represents and warrants that the duration, breadth and geographic scope of the Restrictive Covenants are reasonable and necessary in order to protect the value of the Business acquired by Buyer. In light of the foregoing, the Restricted Party acknowledges and agrees that (i) this Agreement, including the Restrictive Covenants, does not impose any undue hardship or unreasonable limitation on any of the members of the Restricted Party Group, (ii) this Agreement is no broader than reasonably necessary to afford Affiliated Companies with their legitimate desired protection and (iii) the potential harm to the Affiliated Companies of the non-enforcement of the Restrictive Covenants outweighs any potential harm to the members of the Restricted Party Group of their enforcement by injunction or otherwise. The Restricted Party acknowledges that the Restricted Party has been advised by Buyer and the Company that the Restricted Party is entitled to have this Agreement reviewed by counsel of the Restricted Party’s choice, and has done so.
8.    Consideration. This Agreement is executed in connection with, and as a condition of, the Purchase Agreement and the consummation of the transactions contemplated thereby. The Restricted Party acknowledges and agrees that the Affiliated Companies have a legitimate business interest in the protection of the Business, including the goodwill associated with the Restricted Party’s specialized expertise and detailed knowledge of the nature and integral operations of the

Business and other confidential information relating thereto, and, as such, the Restricted Party acknowledges receipt of adequate consideration to execute and be bound by this Agreement for the benefit of the Affiliated Companies. The Restricted Party further acknowledges that as an equity owner of the Company, the Restricted Party will derive good and valuable consideration upon the Closing. Based upon the foregoing, the Restricted Party further acknowledges and agrees that the consideration provided herein and in the Purchase Agreement is full and adequate consideration for the Restrictive Covenants.
9.    Responsibility for Restricted Party Group. The Restricted Party shall be responsible for any violations of the provisions hereof by any member of the Restricted Party Group.
10.    Miscellaneous.
(a)    Severability.
(i)    Any term or provision of this Agreement that is invalid, illegal or unenforceable in any situation in any jurisdiction shall not affect the validity, legality or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Upon a determination that any provision of this Agreement is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transaction contemplated hereby is consummated as originally contemplated to the greatest extent possible.
(ii)    Subject to Section 10(a)(i), if the final judgment of a court of competent jurisdiction declares that any of the Restrictive Covenants, or any part thereof, is invalid, illegal or unenforceable, (A) the court making the determination of invalidity, illegality or unenforceability shall have the power to reduce or modify the scope, duration or area of the Restrictive Covenant, as the case may be, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable Restrictive Covenant with a Restrictive Covenant that is valid, legal and enforceable and that comes closer to expressing the intention of the invalid, illegal or unenforceable term or provision, and such Restrictive Covenant shall be enforceable as so reduced or modified after the expiration of the time within which the judgment may be appealed and shall then be incorporated herein by reference and treated as the covenant that has been agreed to by the Parties, and (B) it is the intention of the Parties that such determination not bar, or in any way affect, Buyer’s or the Company’s right to relief provided above in any court of any other jurisdiction, as to breaches of such covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants. In the event of litigation involving any of the Restrictive Covenants, the non-prevailing party shall reimburse the prevailing party for all costs and expenses, including reasonable attorneys’ fees and expenses, incurred in connection with any such litigation, including any appeal therefrom. The existence of any claim or cause of action by any member of the Restricted Party Group against any Affiliated Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyer or the Company of the Restrictive Covenants, which Restrictive Covenants shall be enforceable notwithstanding the existence of any breach by Buyer or the

Company. Notwithstanding the foregoing, no member of the Restricted Party Group shall be prohibited from pursuing such claims or causes of action against Buyer or the Company.
(b)    Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. The Restricted Party may not assign either this Agreement or any of his or her rights, interests, or obligations hereunder. Buyer, the Company or any of the other Affiliated Companies may not assign this Agreement or any of its respective rights, interests, or obligations hereunder without the prior written approval of the Restricted Party; provided, however, that Buyer, the Company or such other Affiliated Company may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer, the Company or such other Affiliated Company nonetheless shall remain responsible for the performance of all of its obligations hereunder), (ii) assign its rights under this Agreement for collateral security purposes to any lenders (including any Financing Sources) providing financing to the Buyer or any of the Affiliated Companies (including the Financing) or (iii) assign its rights under this Agreement to any Person that acquires Buyer, the Company or such other Affiliated Company or any of their respective assets.
(c)    Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) when sent by electronic mail or facsimile, receipt confirmed, on the date of transmission to such recipient, (iii) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (iv) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to the Restricted Party:	3044 North Commerce Parkway Miramar, FL 33025 Attention: Abel Avellan Facsimile: (786) 425-0679 Email: aavellan@emc-corp.net
Copy to:	Akerman LLP 777 South Flagler Drive, Suite 1100 West Tower West Palm Beach, FL 33401 Attention: Eric A. Gordon Fascimile: 561.659.6313 Email: eric.gordon@akerman.com
If to Buyer or the Company:	Global Eagle Entertainment Inc. 4553 Glencoe Avenue, Suite 300 Marina Del Ray, CA 90292 Attention: Stephen Ballas, Esq. Email: Stephen.Ballas@geemedia.com

Copy to:	Winston & Strawn LLP 200 Park Avenue New York, NY 10166 Attention: Joel L. Rubinstein, Esq. Email: jrubinstein@winston.com Fax: (212) 294-5336
Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
(d)    Governing Law; Waiver of Jury Trial; Exclusive Venue.
(i)    This Agreement and any claim, controversy or dispute arising out of or related to this Agreement, any of the transactions contemplated hereby, the relationship of the Parties, and/or the interpretation and enforcement of the rights and duties of the Parties, whether arising in contract, tort, equity or otherwise, shall be governed by and construed in accordance with the domestic Laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any such claim, controversy or dispute), without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
(ii)    EACH OF THE PARTIES WAIVES THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS AGREEMENT IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.
(iii)    THE PARTIES AGREE THAT ALL DISPUTES, LEGAL ACTIONS, SUITS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT MUST BE BROUGHT EXCLUSIVELY IN A FEDERAL DISTRICT COURT LOCATED IN THE DISTRICT OF DELAWARE OR THE DELAWARE CHANCERY COURT IN NEW CASTLE COUNTY, DELAWARE (COLLECTIVELY THE “DESIGNATED COURTS”). EACH PARTY HEREBY CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE DESIGNATED COURTS. NO LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN ANY OTHER FORUM. EACH PARTY HEREBY

IRREVOCABLY WAIVES ALL CLAIMS OF IMMUNITY FROM JURISDICTION AND ANY OBJECTION WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING IN ANY DESIGNATED COURT, INCLUDING ANY RIGHT TO OBJECT ON THE BASIS THAT ANY DISPUTE, ACTION, SUIT OR PROCEEDING BROUGHT IN THE DESIGNATED COURTS HAS BEEN BROUGHT IN AN IMPROPER OR INCONVENIENT FORUM OR VENUE. EACH OF THE PARTIES ALSO AGREES THAT DELIVERY OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT TO A PARTY HEREOF IN COMPLIANCE WITH SECTION 10(c) OF THIS AGREEMENT SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING IN A DESIGNATED COURT WITH RESPECT TO ANY MATTERS TO WHICH THE PARTIES HAVE SUBMITTED TO JURISDICTION AS SET FORTH ABOVE.
(e)    Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.
(f)    Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
(g)    Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
(h)    Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
(i)    Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.
(j)    No Third-Party Beneficiaries. Except as expressly provided herein, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.
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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BUYER:
GLOBAL EAGLE ENTERTAINMENT INC.
By: /s/ David M. Davis Name: David M. Davis Title: Chief Executive Officer

Signature Page to Non-Competition and Non-Solicitation Agreement

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

COMPANY:
EMC INTERMEDIATE, LLC
By: /s/ Abel Avellan Name: Abel Avellan Title: Founder and CEO

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

RESTRICTED PARTY:
By: /s/ Abel Avellan Name: Abel Avellan

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